NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT.
INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA.

233

NUMBER

# Lions
## PETROLEUM CORPORATION

SHARES

AUTHORIZED COMMON STOCK: 750,000,000 SHARES
PAR VALUE: $0.001

**This Certifies that** ***NACHATTAR SIDHU***

Is The Record Holder Of

Shares of **LIONS PETROLEUM CORP.** Common Stock

transferable on the books of the Corporation by the holder hereof, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

*Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.*

Dated:

SECRETARY

LIONS PETROLEUM CORP.
CORPORATE
Seal
NEVADA

PRESIDENT

Thursday, July 27, 2006 (2).max